Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Laura Lee Luna	408-523-2161

INTUITIVE SURGICAL ANNOUNCES THIRD QUARTER EARNINGS

SUNNYVALE, CALIF. October 20, 2009 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported third quarter of 2009 revenue of $280.1 million, compared with $236.0 million for the third quarter of 2008. Third quarter of 2009 revenue included $6.3 million of revenue that was originally deferred in the first quarter of 2009 in association with discounted offers made to certain customers to upgrade da Vinci S Surgical Systems to our recently introduced da Vinci Si Surgical Systems. All da Vinci Si upgrades related to these offers have now been completed and the full $20.1 million of revenue deferred in the first quarter of 2009 has been recognized, $13.8 million during the second quarter of 2009 and $6.3 million in the third quarter of 2009.

Third quarter of 2009 instruments and accessories revenue increased to $100.8 million from $75.9 million in the third quarter of 2008. The growth in instruments and accessories revenue was primarily driven by growth in da Vinci surgical procedures of approximately 49%, partially offset by lower instruments and accessories revenue per procedure. Third quarter of 2009 instruments and accessories revenue included recognition of $0.7 million of revenue that was originally deferred in the first quarter of 2009.

Third quarter of 2009 systems revenue was $135.5 million, compared to $126.3 million during the third quarter of 2008. 86 da Vinci Surgical Systems were sold during the third quarter of 2009, compared to 91 sold during the third quarter of 2008. 70 of the 86 systems sold during the third quarter of 2009 were the new da Vinci Si model. In addition, 23 da Vinci S Surgical systems were field upgraded during the third quarter of 2009 to da Vinci Si models, including 13 related to the first quarter offers described above. Third quarter of 2009 systems revenue included recognition of $5.6 million of revenue that was originally deferred in the first quarter of 2009.

Third quarter of 2009 service revenue increased to $43.9 million from $33.7 million during the third quarter of 2008, reflecting growth in the installed base of da Vinci Surgical Systems. The Company ended the third quarter of 2009 with 1,308 da Vinci Surgical Systems installed throughout the world.

Third quarter of 2009 operating income increased to $104.5 million from $85.0 million during the third quarter of 2008, reflecting growth in revenue but also included the impact of recognizing $6.3 million of revenue that was originally deferred in the first quarter of 2009. Since there was no cost deferred in association with the deferred revenue, the $6.3 million of revenue recognized had an equal impact on total revenue, operating income and pretax income. Operating results for the third quarter of 2009 also included $24.6 million of non-cash stock-based compensation expense compared with $21.0 million for the third quarter of 2008.

Third quarter of 2009 net income was $64.5 million, or $1.64 per diluted share, compared with $57.6 million, or $1.44 per diluted share for the third quarter of 2008. The $6.3 million of revenue recognized in the third quarter of 2009, related to revenue deferred in the first quarter, increased third quarter 2009 net income by approximately $3.8 million, or $0.09 per diluted share.

Intuitive ended the third quarter of 2009 with cash, cash equivalents and investments of $1,024 million, up $122 million from the previous quarter.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “We are pleased with our third quarter financial results, procedure growth, and system placements. Throughout these challenging economic times, patients, surgeons and hospitals have continued to recognize the value that our products bring to surgery and surgical outcomes.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 517-645-6051 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products

Intuitive Surgical, Inc. (NASDAQ: ISRG), headquartered in Sunnyvale, California, is the global technology leader in robotic-assisted, minimally invasive surgery. Intuitive Surgical develops, manufactures and markets robotic technologies designed to improve clinical outcomes and help patients return more quickly to active and productive lives. The Company’s mission is to extend the benefits of minimally invasive surgery to the broadest possible base of patients. Intuitive Surgical — Taking surgery beyond the limits of the human hand™.

About the da Vinci® Surgical System

The da Vinci® System is a breakthrough surgical platform designed to enable complex surgery using a minimally invasive approach. The da Vinci® System consists of an ergonomic surgeon console or consoles, a patient-side cart with four interactive robotic arms, a high-performance vision system and proprietary EndoWrist® instruments. Powered by state-of-the-art robotic and computer technology, the da Vinci® System is designed to scale, filter and seamlessly translate the surgeon's hand movements into more precise movements of the EndoWrist® instruments. The net result is an intuitive interface with breakthrough surgical capabilities. By providing surgeons with superior visualization, enhanced dexterity, greater precision and ergonomic comfort, the da Vinci Surgical System makes it possible for more surgeons to perform minimally invasive procedures involving complex dissection or reconstruction. This ultimately has the potential to raise the standard of care for complex surgeries, translating into numerous potential patient benefits, including less pain, a shorter recovery and quicker return to normal daily activities.

Intuitive®, da Vinci®, da Vinci S®, da Vinci® Si™, InSite® and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: the impact of the global economic recession and tight credit market and related impact on health care spending; possible health care reform in the United States and its implications on hospital spending, reimbursement, and fees which may be levied on certain medical device companies; timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products, the results of the year end audit, and the other factors detailed from time to time under the heading “Risk Factors” in our report on Form 10-K for the year ended December 31, 2008, as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, procedure growth, future financial results, and statements using words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED QUARTERLY CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended
	September 30, 2009	June 30, 2009	September 30, 2008
Revenue:
Instruments & Accessories	$100,822	$95,827	$75,941
Systems	135,459	123,519	126,326
Services	43,853	41,278	33,725

Total revenue (1)	280,134	260,624	235,992

Cost of revenue:
Products	65,336	55,542	53,517
Services	15,794	14,897	12,900

Total cost of revenue (2)	81,130	70,439	66,417

Gross profit	199,004	190,185	169,575

Operating expenses:
Selling, general and administrative	69,863	67,276	62,692
Research and development (3)	24,650	23,369	21,851

Total operating expenses (2)	94,513	90,645	84,543

Income from operations	104,491	99,540	85,032

Interest and other income, net	4,362	5,171	4,594

Income before income taxes	108,853	104,711	89,626
Provision for income taxes	44,329	42,323	32,032

Net lncome	$64,524	$62,388	$57,594

Earnings per share:
Basic	$1.69	$1.65	$1.48

Diluted (1)	$1.64	$1.62	$1.44

Shares used in computing earnings per share:
Basic	38,083	37,897	39,015

Diluted	39,245	38,557	40,108

(1)	The Company offered certain customers the opportunity to upgrade the da Vinci S Surgical Systems purchased during the first quarter of 2009 to the recently introduced da Vinci Si Surgical Systems, at a discount from the list price of the upgrade. These customers were also given the opportunity to return certain da Vinci S accessories in exchange for da Vinci Si accessories. The customers were given until June 30, 2009 to accept the offer. As of March 31, 2009, the Company had deferred $20.1 million associated with these offers.

In the second quarter of 2009, the Company recognized $13.8 million of revenue originally deferred in the first quarter and associated with offers declined, upgrades completed or accessories delivered. Excluding the $13.8 million of revenue recognized, the total revenue and diluted earnings per share during the three months ended June 30, 2009 was $246.8 million and $1.40, respectively.

In the third quarter of 2009, the Company recognized the remaining $6.3 million of revenue originally deferred in the first quarter and associated with upgrades completed or accessories delivered. Excluding the $6.3 million of revenue recognized, the total revenue and diluted earnings per share during the three months ended September 30, 2009 was $273.9 million and $1.55, respectively.

(2)	Includes stock compensation expense of $3.7 million, $3.6 million, and $3.1 million in total cost of revenue and $20.9 million, $21.0 million, and $17.9 million in total operating expenses for the three months ended September 30, 2009, June 30, 2009, and September 30, 2008, respectively.
(3)	Includes amortization of purchased intellectual property of $3.6 million, $3.8 million and $2.5 million in research and development expenses for the three months ended September 30, 2009, June 30, 2009, and September 30, 2008, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED NINE MONTHS ENDED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,
	2009	2008
Revenue:
Instruments & Accessories	$276,177	$211,414
Systems	328,500	341,584
Services	124,453	90,376

Total revenue	729,130	643,374

Cost of revenue:
Products	166,144	148,405
Services	45,093	39,532

Total cost of revenue (1)	211,237	187,937

Gross profit	517,893	455,437

Operating expenses:
Selling, general and administrative	199,505	168,830
Research and development (2)	69,331	58,509

Total operating expenses (1)	268,836	227,339

Income from operations	249,057	228,098

Interest and other income, net	14,549	18,843

Income before income taxes	263,606	246,941
Provision for income taxes	108,552	93,384

Net lncome	$155,054	$153,557

Earnings per share:
Basic	$4.05	$3.96

Diluted (1)	$3.97	$3.84

Shares used in computing earnings per share:
Basic	38,287	38,790

Diluted	39,046	39,978

(1)	Includes stock compensation expense of $10.6 million and $8.3 million in total cost of revenue and $61.4 million and $47.0 million in total operating expenses for the nine months ended September 30, 2009 and 2008, respectively.
(2)	Includes amortization of purchased intellectual property of $10.8 million and $5.8 million in research and development expenses for the nine months ended September 30, 2009 and 2008, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	9/30/2009	6/30/2009	12/31/2008
Cash, cash equivalents, and investments	$1,023,984	$902,061	$901,873
Accounts receivable, net	186,530	175,216	170,107
Inventory	56,646	59,247	63,460
Property and equipment, net	122,865	122,584	117,021
Goodwill	110,740	110,740	110,740
Deferred tax assets	60,257	53,423	45,357
Other assets	76,789	78,011	66,066

Total assets	$1,637,811	$1,501,282	$1,474,624

Accounts payable and other accrued liabilities	$155,924	$140,589	$128,606
Deferred revenue	91,625	89,509	79,252

Total liabilities	247,549	230,098	207,858
Stockholders’ equity	1,390,262	1,271,184	1,266,766

Total liabilities and stockholders’ equity	$1,637,811	$1,501,282	$1,474,624